Pricing Supplement No. 36      Dated:  May 9, 2002                Rule 424(b)(2)
(To Prospectus dated March 25, 2002 and Prospectus Supplement
dated April 1, 2002)                                         File No. 333-84320
                                   This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series B
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount:    $25,000,000.00

Issue Price:  100.00

Proceeds to Company on original issuance:  $24,996,250.00

Commission:  $3,750.00

Agent:[  ] ABN AMRO Incorporated           [  ] First Union Securities, Inc.
      [  ] Banc of America Securities LLC  [  ] J. P. Morgan Securities Inc.
      [  ] Banc One Capital Markets Inc.    [X] Lehman Brothers Inc.
      [  ] Barclays Capital Inc.           [  ] Salomon Smith Barney Inc.
      [  ] BNP Paribas Securities Corp.    [  ] Utendahl Capital Partners, L.P.
      [  ] Credit Suisse First Boston      [  ] Other:
           Corporation
      [  ] Deutsche Bank Securities Inc.


Agent's capacity on original issuance:      [X] As Agent
                                            [ ] As principal

If as principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [ ] The Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note: [ X] Global  [  ] Definitive

Original Issue Date: May 10, 2002

Stated Maturity:  November 10, 2003

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):



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



Interest Payment Dates:  Monthly on the 10th day of the month
First Interest Payment Date:  June 10, 2002
Accrue to Pay:  [X] Yes  [  ] No
Indexed Principal Note:   [  ]  Yes (See Attached)   [X]  No
Type of Interest Rate:
[  ] Fixed Rate  [x] Floating Rate   [  ] Indexed Rate (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): 1.91%
Base Rate: [  ] CD Rate          [  ] Commercial Paper Rate
           [  ] EURIBOR          [  ] Federal Funds Rate
           [X] LIBOR             [  ] Treasury Rate
           [  ] Prime Rate       [  ]Other (See Attached)
Calculation Agent:  Bank One Trust Company, N.A.

Computation of Interest (If other than as set forth in
the Prospectus Supplement):
         [  ] 30 over 360           [  ] Actual over Actual
         [X] Actual over 360        [  ] Other (See Attached)

Interest Reset Dates:  Monthly on the 10th day of the month
Rate Determination Dates (If other than as set forth in the Prospectus Supplement):
Index Maturity: One Month
Spread (+/-):  + 7.0 basis points
Spread Multiplier: none
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:
                         [ ] Yes (See Attached) [X] No
Maximum Interest Rate:  none
Minimum Interest Rate: none

Amortizing Note:   [  ]  Yes  (See Attached)   [X]  No

Optional Redemption:   [  ]  Yes   [X]  No
 Optional Redemption Dates:
 Redemption Prices:
 Redemption: [  ] In whole only and not in part [  ] May be in whole or in part

Optional Repayment:       [  ]  Yes     [X]  No
 Optional Repayment Dates:
 Optional Repayment Prices:

Discount Note:   [  ]  Yes   [X]  No
 Total Amount of OID:
 Bond Yield to Call:
 Bond Yield to Maturity:
 Yield to Maturity:

CUSIP: 0258M0AN9

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




DESCRIPTION OF THE NOTES:

         The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which reference is hereby made.


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